Exhibit 10.1
SEPARATION AGREEMENT
     This Separation Agreement is made between David A. Broecker (“Executive”) and Alkermes, Inc. (the “Company,” together with Executive, the “Parties”).
     WHEREAS, Executive has served as an executive officer, including CEO, of the Company since February 2001;
     WHEREAS, the Parties entered into an employment agreement dated December 12, 2007, and amended that agreement as of October 7, 2008 (the agreement as amended is hereinafter referred to as the “Employment Agreement”);
     WHEREAS, the Employment Agreement contains terms which expressly survive the termination of Executive’s employment;
     WHEREAS, Executive holds restricted shares of the Company’s common stock and options to purchase shares of the Company’s common stock (which are both vested and unvested options) that are governed by the Alkermes, Inc. 2008 Stock Option and Incentive Plan, the Alkermes, Inc. 2002 Restricted Stock Award Plan (as amended and approved on October 9, 2007), and the Alkermes, Inc. 1999 Stock Option Plan (as amended and approved on November 2, 2006) and associated stock option certificates and restricted stock certificates (collectively “Equity Documents”);
     WHEREAS, the Company has agreed to provide Executive with certain termination benefits (the “Termination Benefits”) provided that, among other things, the Executive enters into a separation agreement which includes a general release of claims in favor of the Company and related persons and entities;
     WHEREAS, the Company and the Executive have agreed that the Executive will resign his employment with the Company;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1. Employment Separation. Executive’s employment with the Company shall end on December 31, 2009 (“Separation Date”). Executive confirms that, effective September 10, 2009, he has resigned his position as President and Chief Executive Officer of the Company, his position as a Director of the Company, and all other offices and positions that he holds with the Company or any of its subsidiaries or affiliates. Between September 10, 2009 and the Separation Date, Executive will receive his regular bi-weekly salary payments. Executive confirms that he will use all accrued, unused vacation pay to which he is entitled as of September 10, 2009 by the Separation Date. Executive will not accrue additional vacation entitlement after September 10, 2009.
2. Business Expense Reimbursement. The Company shall reimburse Executive for any outstanding, reasonable business expenses that Executive has incurred on the Company’s behalf through the Separation Date, provided the Company receives appropriate documentation pursuant to the Company’s business expense reimbursement policy on or before the Separation Date.
3. Termination Benefits. In exchange for, among other things, his signing, delivering and not revoking a General Release of Claims in the form of Exhibit A hereto (the “Release”), the Company agrees to provide Executive with the following Termination Benefits:
     (a) The Company shall pay Executive $1,151,250, which represents an amount equal to one and one-half times the sum of the Executive’s Base Salary and his Average Incentive Compensation (as such terms are defined in the Employment Agreement, such amount referred to herein as the “Severance Amount”). The Severance Amount shall be paid out in substantially equal bi-weekly installments over eighteen (18) months, in arrears beginning on the first payroll date that occurs after thirty-five days from the Separation Date. Solely for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each bi-weekly payment is considered a separate payment. The death of the Executive shall not relieve the Company of its obligations hereunder.
     (b) Subject to Executive’s copayment of premium amounts at the active employees’ rate, he shall continue to participate in the Company’s group health, dental and vision program for eighteen (18) months following the Separation Date; provided, however, that the continuation of such benefits under this subparagraph shall reduce and count against Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
     (c) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit that Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (A) six months after Executive’s separation from service, or (B) Executive’s death, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the applications of this Subparagraph 3(c). The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.
     (d) Treatment of Executive’s Stock Options. The stock options held by Executive immediately prior to September 10, 2009 are set forth on Exhibit B hereto (all of such options, the “Stock Options”). Subject to the approval of the Compensation Committee of the Board of Directors of the Company, all Stock Options are hereby amended such that, effective as of the Separation Date, they are exercisable until the earlier of (1) the stated expiration date of such Stock Option, and (2) June 30, 2011.

          (i) Subject to the approval of the Compensation Committee of the Board of Directors of the Company, the following Stock Options are hereby amended such that such options are fully vested as of the earlier of Executive’s death or the Separation Date:
          (A) The remaining 28,125 shares of a Stock Option to purchase 112,500 shares of the Company’s Common Stock at an exercise price of $18.60 per share, granted on December 9, 2005; and
          (B) The remaining 14,062 shares of a Stock Option to purchase 56,250 shares of the Company’s Common Stock at an exercise price of $20.79 per share, granted on May 2, 2006.
          (ii) Subject to the approval of the Compensation Committee of the Board of Directors of the Company, the following Stock Options are hereby amended such that vesting is accelerated as of the earlier of Executive’s death or the Separation Date as if Executive’s employment with the Company terminated on June 30, 2010 (notwithstanding anything to the contrary contained in the Stock Option award certificates or in the equity compensation plan pursuant to which such Stock Option was granted) as a result of which the following vesting shall occur:
          (A) 20,000 shares of a Stock Option to purchase 80,000 shares of the Company’s Common Stock at an exercise price of $14.38 per share, granted on December 12, 2006, the remaining 20,000 shares of such award shall remain unvested and terminate on the Separation Date;
          (B) 15,000 shares of a Stock Option to purchase 60,000 shares of the Company’s Common Stock at an exercise price of $15.95 per share, granted on June 1, 2007, the remaining 15,000 shares of such award shall remain unvested and terminate on the Separation Date;
          (C) 7,500 shares of a Stock Option to purchase 30,000 shares of the Company’s Common Stock at an exercise price of $14.13 per share, granted on November 5, 2007, the remaining 15,000 shares of such award shall remain unvested and terminate on the Separation Date;
          (D) 27,500 shares of a Stock Option to purchase 110,000 shares of the Company’s Common Stock at an exercise price of $12.29 per share, granted on May 27, 2008, the remaining 55,000 shares of such award shall remain unvested and terminate on the Separation Date; and
          (E) 43,750 shares of a Stock Option to purchase 175,000 shares of the Company’s Common Stock at an exercise price of $8.55 per share, granted on May 26, 2009, the remaining 131,250 shares of such award shall remain unvested and terminate on the Separation Date.

          (iii) Executive acknowledges that the Stock Options amended pursuant to (i) and (ii) above shall not be eligible to be taxed as an “incentive stock option” for purposes of Section 422 of the Code.
     (e) Treatment of Executive’s Restricted Stock Awards. The restricted stock awards granted to Executive prior to September 10, 2009 are set forth in Exhibit C hereto.
          (i) Subject to the approval of the Compensation Committee of the Board of Directors of the Company and the continued employment of Executive until the earlier of the Separation Date or his death, the following Restricted Stock Awards are hereby amended such that vesting is accelerated as of the earlier of Executive’s death or the Separation Date as if Executive’s employment with the Company terminated on June 30, 2010 (notwithstanding anything to the contrary contained in the Restricted Stock Award certificates or in the equity compensation plan pursuant to which such Restricted Stock Award was granted) as a result of which the following vesting shall occur:
          (A) 3,750 shares of the Company’s Common Stock pursuant to a Restricted Stock Award granted on June 1, 2007, the remaining 3,750 shares of such award shall remain unvested and terminate on the Separation Date;
          (B) 1,000 shares of the Company’s Common Stock pursuant to a Restricted Stock Award granted on November 5, 2007, the remaining 2,000 shares of such award shall remain unvested and terminate on the Separation Date; and
          (C) 3,000 shares of the Company’s Common Stock pursuant to a Restricted Stock Award granted on May 27, 2008, the remaining 6,000 shares of such award shall remain unvested and terminate on the Separation Date.
          (ii) The Restricted Stock Awards covering 10,000 shares of the Company’s Common Stock, granted on May 27, 2008 and 20,000 shares of the Company’s Common Stock, granted on May 26, 2009 each terminate on the Separation Date.
     (f) The Company will pay the cost of professional outplacement services up to a maximum of $23,500 provided by a top tier outplacement services firm selected by Executive. The Company will pay the outplacement agency directly. This supplemental termination benefit must be used by Executive within six months of the Separation Date or be forfeited.
     (g) The Company will reimburse Executive up to $2,500 for the cost of obtaining advice from an accountant or other tax advisor concerning tax issues under this Separation Agreement. Such amount will be paid no later than the last day of 2010.

     (h) Executive may retain his personal contact information stored on his Company computer.
4. Employment Agreement. Executive hereby reaffirms his continuing obligations pursuant to the Employment Agreement, including but not limited to his co-operation, nonsolicitation and nondisclosure obligations under Section 7 of the Employment Agreement, all of which are incorporated by reference into this section and shall remain in full force and effect.
5. Non-disparagement Executive agrees not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. The Company agrees to direct its executive officers not to make any disparaging statements concerning the Executive to any third parties. This non-disparagement obligation shall not in any way affect the obligation of the Executive, the Company, and any officer, director, shareholder, employee or agent thereof, to testify truthfully in any legal proceeding or government investigation.
6. Advice of Counsel. This Separation Agreement is a legally binding document and Executive’s signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Separation Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Separation Agreement and that Executive is knowingly and voluntarily entering into this Separation Agreement.
7. Termination of Termination Benefits. Executive’s right to the Termination Benefits is conditional on his compliance with his continuing obligations under the Employment Agreement and his Covenant Not to Compete with the Company dated January 3, 2001 (the “Non-Compete”).  In the event that Executive fails to comply with his obligations under Section 7 of the Employment Agreement or his obligations under this Separation Agreement or his Non-Compete, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Termination Benefits payable hereunder (i) immediately upon such failure to comply if such failure to comply is incapable of being cured by the Executive; and (ii) with five days prior written notice to the Executive informing him of the Company’s reasonable belief that a failure to comply has occurred and if such failure to comply has not been cured within such five-day period.  Such termination of those payments and benefits in the event of such breach by Executive shall not affect Executive’s ongoing obligations, and shall be in addition to and not in lieu of the Company’s rights to injunctive relief and other legal and equitable remedies that the Company may have.
8. Enforceability. Executive acknowledges that, if any portion or provision of this Separation Agreement, or the restrictions in Section 7 of the Employment Agreement or the Non-Compete, shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

9. Entire Agreement. This Separation Agreement along with the Employment Agreement, the Non-Compete and the Equity Documents, as modified herein, constitute the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all other prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company.
10. Waiver. No waiver of any provision of this Separation Agreement shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Separation Agreement, or the waiver by either Party of any breach of this Separation Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
11. Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Separation Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Separation Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Separation Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits made to Executive in connection with Executive’s employment with the Company.
12. Governing Law; Interpretation. This Separation Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. In the event of any dispute, this Separation Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Separation Agreement.
13. Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

     IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Separation Agreement on the date(s) indicated below.

ALKERMES, INC.

/s/ Kathryn L. Biberstein	September 10, 2009

Kathryn L. Biberstein, Sr. V.P.	Date

/s/ David A. Broecker	September 10, 2009

David A. Broecker	Date

EXHIBIT A
General Release of Claims
     I, David A. Broecker, acknowledge that, pursuant to Section 3 of my September 10, 2009 Separation Agreement (the “Separation Agreement”) with Alkermes, Inc. (the “Company”), I am required to execute a release of any and all legal claims in a form satisfactory to the Company as a condition of my eligibility for severance payments and benefits under the Separation Agreement. Accordingly, in consideration for such payments, to which I acknowledge I otherwise would not be entitled, I voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Agreement, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:
•	relating to my employment by and termination of employment with the Company and any of its affiliated and related entities;

•	of wrongful discharge;

•	of breach of contract;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;
provided, however, that this release shall not affect my vested rights under the Company’s Section 401(k) plan, my rights under this Agreement, the Separation Agreement, and the Equity Documents referenced in the Separation Agreement; and any right I may have to indemnification under the Company’s by-laws.
     I agree that I shall not accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released hereby. As a material inducement to the Company to make the severance payments and health and other benefit insurance premium payments under the Separation Agreement, I represent that I have not assigned to any third party any Claim released hereby.

     I have had the opportunity to consider this Release for twenty-one (21) days before signing it. If I have signed this Release within less than twenty-one (21) days of the date of its delivery to me, I acknowledge by signing this Release that such decision was entirely voluntary and that I had the opportunity to consider this Release for the entire twenty-one (21) day period. For the period of seven (7) days from the date when I sign this Release, I have the right to revoke this Release by written notice to Kathryn L. Biberstein, General Counsel, Alkermes, Inc., 88 Sidney Street, Cambridge, MA 02139. For such a revocation to be effective, it must be delivered so that it is received by the Company at or before the expiration of the seven (7) day revocation period. This Release shall not become effective or enforceable during the revocation period. This Release shall become effective on the first business day following the expiration of the revocation period.
     I understand that this Release is a legally binding document and my signature will commit me to its terms. I acknowledge that I have been advised by the Company to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am knowingly and voluntarily signing this Release.
     In signing this Release, I am not relying upon any promises or representations made by anyone at or on behalf of the Company, other than the promises set forth in the Separation Agreement.
     You are advised to consult with an attorney before signing this Release.

/s/ David A. Broecker

David A. Broecker

Dated:	September 10, 2009

EXHIBIT B
DAVID BROECKER OPTIONS AS OF SEPTEMBER 10, 2009

		Total
Grant Date	Plan	Shares	Price	Vested	Unvested
2/12/2001	1999/ISO	13,632	$29.3400	13,632	0
2/12/2001	1999/NQ	386,368	$29.3400	386,368	0
		400,000		400,000

10/2/2001	1998/NQ	150,000	$19.4000	150,000	0

7/18/2002	1999/ISO	18,753	$4.7700	18,753	0
7/18/2002	1999/NQ	56,247	$4.7700	56,247	0
		75,000		75,000

12/12/2002	1998/NQ	25,500	$7.3600	25,500	0
12/12/2002	1999/ISO	1,435	$7.3600	1,435	0
12/12/2002	1999/NQ	248,065	$7.3600	248,065	0
		275,000		275,000

4/25/2003	1999/ISO	10,030	$9.9700	10,030	0
4/25/2003	1999/NQ	112,470	$9.9700	112,470	0
		122,500		122,500

10/17/2003	1999/NQ	110,250	$14.5700	110,250	0

12/10/2003	1999/NQ	67,250	$12.1600	67,250	0

7/12/2004	1999/ISO	8,130	$12.3000	8,130	0
7/12/2004	1999/NQ	81,870	$12.3000	81,870	0
		90,000		90,000

12/17/2004	1999/NQ	210,000	$14.9000	210,000	0

12/9/2005	1999/ISO	5,376	$18.6000	0	5,376
12/9/2005	1999/NQ	107,124	$18.6000	84,375	22,749
		112,500		84,375	28,125

5/2/2006	1999/ISO	4,810	$20.7900	0	4,810
5/2/2006	1999/NQ	51,440	$20.7900	42,188	9,252
		56,250		42,188	14,062

		Total
Grant Date	Plan	Shares	Price	Vested	Unvested
12/12/2006	1999/NQ	80,000	$14.3800	40,000	40,000

6/1/2007	1999/ISO	6,269	$15.9500	0	6,269
6/1/2007	1999/NQ	53,731	$15.9500	30,000	23,731
		60,000		30,000	30,000

11/5/2007	1999/NQ	30,000	$14.1300	7,500	22,500

5/27/2008	1999/ISO	8,136	$12.2900	0	8,136
5/27/2008	1999/NQ	101,864	$12.2900	27,500	74,364
		110,000		27,500	82,500

5/26/2009	2008/ISO	11,697	$8.5500	0	11,697
5/26/2009	2008/NQ	163,303	$8.5500	0	163,303
		175,000			175,000

EXHIBIT C
DAVID BROECKER RESTRICTED STOCK AWARDS AS OF SEPTEMBER 10, 2009
Time Vesting RSAs

		Total
Grant Date	Plan	Shares	Vested	Unvested
6/1/07	2002 RSA	15,000	7,500	7,500
11/5/07	2002 RSA	4,000	1,000	3,000
5/27/08	2002 RSA	12,000	3,000	9,000
Performance Vesting RSAs

		Total
Grant Date	Plan	Shares	Vested	Unvested
5/27/08	2002 RSA	10,000	0	10,000
5/26/09	2008 Omni	20,000	0	20,000